EXHIBIT 10.6

EXECUTIVE AGREEMENT

THIS AGREEMENT between FIFTH THIRD BANCORP, an Ohio Corporation, and its Subsidiaries (individually and collectively, the “Company”) and                          (the “Executive”), effective as of                         .

RECITALS:

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined in Section 2(c)) exists and that the threat of or the occurrence of a Change in Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation; and

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its shareholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure such Executive’s continued dedication and efforts in such event without undue concern for personal financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat of or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive.

AGREEMENT:

1. Term of Agreement. This Agreement will begin on the date entered above and will continue in effect through December 31, 2009. On December 31, 2009, and on the anniversary date of each term thereafter (a “Renewal Date”), the term of this Agreement will be extended automatically for an additional one-year period unless, not later than 30 days prior to such Renewal Date, the Company gives written notice to the Executive that it has elected not to extend this Agreement. Notwithstanding the above, if a “Change in Control” (as defined herein) of the Company occurs during the term of this Agreement, the term of this Agreement will be extended for 24 months beyond the end of the month in which any such Change in Control occurs.

2. Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

(a) Base Annual Salary. “Base Annual Salary” means the greater of (1) the highest annual rate of base salary in effect for the Executive during the 12 month period immediately prior to a Change in Control or, (2) the annual rate of base salary in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required).

(b) Cause. “Cause” means any of the following:

(1) The Executive shall have committed a felony or an intentional act of gross misconduct, moral turpitude, fraud, embezzlement, or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or any Subsidiary, and the Board shall have determined that such act is materially harmful to the Company;

(2) The Company or any Subsidiary shall have been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Executive’s employment and such order or directive has not been vacated or reversed upon appeal; or

(3) After being notified in writing by the Board to cease any particular Competitive Activity (as defined herein), the Executive shall have continued such Competitive Activity and the Board shall have determined that such act is materially harmful to the Company.

For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” under this Agreement unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board at a meeting called and held for such purposes, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as defined in this Agreement and specifying the particulars of the act constituting “Cause” in detail. Nothing in this Agreement will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.

(c) “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i) any person (as such term is used in Sections 13 (d) and 14 (d) of the Securities Exchange Act of 1934, as amended from time to time) (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the common shareholders of the Company in substantially the same proportions as their ownership of Stock of the Company), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board and any new Director, whose election by the Board or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds ( 2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the consummation of (1) the sale or disposition of all or substantially all the Company’s assets; or (2) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation; or

(iv) the shareholders of the Company approve a plan of complete liquidation of the Company.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed “part of a purchasing group...” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than 5% of the voting securities of the purchasing company or (ii) ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the continuing members of the Board who are not also Employees).

(d) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(e) Competitive Activity. “Competitive Activity” means that Executive’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s revenues derived from any product or service competitive with any product or service of the Company amounted to 10% or more of such enterprise’s revenues for its most recently completed fiscal year and if the Company’s revenues for such product or service amounted to 10% of the Company’s revenues for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto and (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

(f) Disability; Disabled. “Disability” or “Disabled” means that, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall be eligible for the receipt of benefits under the Company’s long term disability plan.

(g) Employee Benefits. “Employee Benefits” means the perquisites, benefits, and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs, or arrangements in which the Executive is entitled to participate, including without limitation any stock option, stock purchase, restricted stock, stock appreciation, interim awards and accrued and unpaid bonuses under the Variable Compensation Plan, accrued and unpaid performance units under the Incentive Compensation Plan, other awards under Stock and Incentive Plans, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital, or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement, and other employee benefit policies, plans, programs, or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter, providing perquisites, benefits, and service credit for benefits at least as great in a monetary equivalent as are payable thereunder prior to a Change in Control.

(h) Employment Agreement. “Employment Agreement” means an executed employment agreement between the Company and the Executive.

(i) Good Reason. “Good Reason” means the occurrence of any one or more of the following:

(1) A material diminution in the Executive’s authority, duties or responsibilities;

(2) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors;

(3) A material diminution in the budget over which the Executive retains authority;

(4) A material diminution by the Company in the Executive’s base compensation (as that term is used in Treasury Regulations under section 409A of the Code) as of the day immediately prior to a Change in Control of the Company and/or Executive’s Annual Award and Long-Term Award potential which existed immediately prior to such Change in Control under the Company’s Variable Compensation Plan, Long-Term Incentive Plan, or any successor plans;

(5) A demand by the Company that the Executive make a material relocation in the geographic area from the location where the Executive is currently based;

(6) Any other action or inaction that constitutes a material breach by Company of any agreement under which Executive provides services.

The existence of Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute a waiver of the Executive’s rights with respect to any circumstance constituting Good Reason under this Agreement. The Executive must give notice to the Company within 90 days of the initial existence of the condition, and the Company shall have 30 days upon receipt of such notice to remedy the condition so as to eliminate “Good Reason.”

(j) Incentive Compensation Plan. “Incentive Compensation Plan” means the Company’s Incentive Compensation Plan approved and accepted by the Company’s Shareholders in 2004, as well as any successor plan.

(k) Long-Term Award. “Long-Term Award” means the total amount paid or payable to the Executive pursuant to Performance Shares or similar awards made to Executives under the provisions of the Incentive Compensation Plan and any similar provisions under a successor plan.

(l) Notice of Termination. “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated.

(m) Release. “Release” shall mean a general release that releases, waives, remises, and forever discharges the Company from any and all claims that the Executive has against the Company, including any claims arising under state or federal statute, including all state and federal employment discrimination laws including, but not limited to, Ohio Revised Code Chapter 4112 and Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Employee Retirement Income Security Act; and any applicable state, local, or common laws of similar intent, without exception. For purposes of the Release, the “Company” includes the Company as it is defined in this Agreement and as further defined to include all of the Company’s past, present, and future assigns, successors, affiliates, parent and subsidiary organizations, divisions and Company’s, officers, directors, shareholders, employees, and agents of the same, as well as their heirs, executors, administrators, successors, assigns, and other personal representatives, individually and in their respective corporate and personal capacities.

(n) Retirement. “Retirement” means having reached normal retirement age.

(o) Separation from Service. “Separation from Service” means the termination of employment with the Company and all related employers under section 414(b) or (c) of the Code. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate that the Executive reasonably anticipates that no further services would be performed after a certain date or that the level of bona fide services would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if the Executive has been employed less than 36 months). An Executive is not treated as having terminated employment while he is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment under an applicable statute or by contract. The determination of whether a Separation of Service has occurred shall be based on applicable regulations and other applicable legal authority under section 409A of the Code.

(p) Severance Benefits. “Severance Benefits” means the benefits described in Section 4 of this Agreement, as adjusted by the applicable provisions of Section 5 of this Agreement.

(q) Stock and Incentive Plans. “Stock and Incentive Plans” means the Company’s 1990 Stock Option Plan, the 1998 Stock Option Plan, the Incentive Compensation Plan and any other Stock and Incentive Compensation Plan that the Company may adopt from time to time.

(r) Subsidiary and Subsidiaries. “Subsidiary” means any Company, bank, or other entity, a majority of the voting control of which is directly or indirectly owned or controlled at the time by the Company. “Subsidiaries” means more than one Subsidiary.

(s) Transition Pay Plan. “Transition Pay Plan” means any transition or severance pay plan of the Company in effect as of the Effective Date of this Agreement, as well as any successor or replacement plan.

(t) Variable Compensation Plan. “Variable Compensation Plan” means the Variable Compensation Plan of the Company, authorized under the Incentive Compensation Plan and which provides for awards in the form of annual cash bonuses, and any successor plan.

3. Eligibility for Severance Benefits. The Company or its successor shall pay or provide to the Executive the Severance Benefits if the Executive has a Separation from Service and his employment is terminated voluntarily or involuntarily during the term of this Agreement, either:

(a) by the Company (1) at any time within 24 months after a Change in Control of the Company, or (2) at any time prior to a Change in Control but after the commencement of any discussions with a third party relating to a possible Change in Control of the Company involving such third party, if such termination is in contemplation of such possible Change in Control and such Change in Control is actually consummated within 12 months after the date of such termination, in either case unless the termination is on account of the Executive’s death or Disability or for Cause, provided that, in the case of a termination on account of the Executive’s Disability or for

Cause, the Company shall give Notice of Termination to the Executive with respect thereto; or

(b) by the Executive for Good Reason (1) at any time within 24 months after a Change in Control of the Company or (2) at any time after the commencement of any discussions with a third party relating to a possible Change in Control of the Company involving such third party, if such Change in Control is actually consummated within 12 months after the date of such termination, and, in any such case, provided that the Executive shall give Notice of Termination to the Company with respect thereto.

For purposes of clarity, with respect to Section 3 above, an Executive who is collecting Disability benefits will not be eligible for benefits under this Agreement. An Executive who is no longer Disabled will be eligible for benefits under this Agreement if, in the period extending from 12 months before the Change in Control to 24 months after the Change in Control, either of the following occur: (1) the Executive attempts to return to his or her position, and no such position is available, or (2) the Executive returns to employment and is subsequently terminated pursuant to Section 3(a) or Section 3(b) above.

4. Severance Benefits. The Executive, if eligible under Section 3, shall receive the following Severance Benefits, adjusted by the applicable provisions of Section 5 (in addition to other Employee Benefits that the Executive was otherwise entitled to):

(a) Base Annual Salary. In addition to any accrued compensation payable as of the Executive’s termination of employment (either by reason of an Employment Agreement or otherwise), a lump sum cash amount equal to the Executive’s Base Annual Salary, multiplied by 1.0.

(b) Variable Compensation. In addition to any interim award that the Company owes to the Executive under the Variable Compensation Plan (or any similar provisions in a successor to the Variable Compensation Plan), the Executive shall be paid a lump sum cash amount equal to 1.0 times the target annual award under the Variable Compensation Plan for the Executive’s job for the calendar year during which the Change in Control occurs. In order to be entitled to a payment pursuant to this Section 4(b), the Executive must have been a participant in the Company’s Variable Compensation Plan at some time during the calendar year in which the Change in Control occurred or the calendar year immediately preceding the calendar year in which the Change in Control occurred.

(c) Long-Term Incentive Compensation. Long-Term Awards granted to the Executive and outstanding at the time that a Change in Control occurs shall be treated in the manner set forth in the Company’s Incentive Compensation Plan.

(d) Insurance Benefits. For a 12 month period after the date of his Separation from Service, the Company will arrange to provide to the Executive and family members who are currently covered and remain eligible under the terms of the Medical Plan at the Company’s expense, with:

(1) Health Care. Health care coverage comparable to that in effect for the Executive immediately prior to the termination (or, if more favorable to the Executive, that furnished generally to salaried employees of the Company), including, but not limited to, hospital, surgical, medical, dental and prescription. Upon the expiration of the health care benefits required to be provided pursuant to this subsection 4(d), the Executive shall be entitled to the continuation of such benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA). After the COBRA coverage expires if the Executive would have been eligible for retiree medical coverage they may elect that coverage at the current retiree medical rates. Health care benefits otherwise receivable by the Executive pursuant to this subsection 4(d) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the 12 month period following the date the employment is terminated and any such benefits actually received by the Executive shall be reported by the Executive to the Company. For purposes of clarity and otherwise, to the extent the Executive receives any greater health care benefits or health care benefits for a longer time period under an employment agreement between the Executive and the Company, the Company shall provide the Executive with the health care benefits described in the employment agreement. Health care benefits shall be paid in all events on or before the last day of the calendar year following the calendar year in which the claim was incurred.

(2) Life Insurance. Life and accidental death and dismemberment insurance coverage (including any supplemental coverage, purchase opportunity, and double indemnity for accidental death that was available to the Executive) equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if more favorable to the Executive, equal to that in effect at the date the Change in Control occurs.

In the event the Executive’s participation in any such plan or program is not permitted, the Company will directly provide, at its discretion and at no after-tax cost to the Executive, either (1) the benefits to which the Executive would be entitled under such plans and programs either under an individual insurance policy or on a self-funded basis; or (2) a lump-sum cash payment equal to the after-tax value of the benefits at the time provided in the last paragraph of Section 4.

(e) Retirement Benefits. As additional Severance Benefits, the Executive will be entitled to receive the amount of defined contribution retirement benefits Executive would have received from the Company under all (qualified and nonqualified) defined contribution retirement plans (which shall not include severance plans) of the Company in which the Executive participates, had the Executive continued in the employ of the Company through the end of the plan year containing the 12-month anniversary of the date of Executive’s Separation from Service. For this purpose, future plan changes shall be disregarded and this additional period shall be inclusive of and shall not be in addition to any period of service credited under any severance plan of the Company.

In all events, the amount of any profit sharing and matching contribution shall be based on the percentage paid to the Executive in the year prior to the Change in Control or, if greater, the percentage amount being accrued by the Company prior to the Change in Control, and using as the contribution base, the Executive’s benefit under subsections 4(a) and 4(b). For purposes of clarification, Executive shall receive such matching contribution amount without the need to make any of his own contributions.

In the case of any defined benefit plan (qualified or nonqualified) in which Executive has a benefit, if Executive is under age 60 on the first day of the month on or after Separation from Service, as an additional Severance Benefit hereunder, Executive shall receive such additional lump sum amount he would receive under such plans determined as if he were to take a lump sum under such plans as of the first day of the month on or after his Separation from Service, but computed as if he were age 60 as of such date.

Additional Severance Benefits specified in this subsection are to be provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code, and shall be payable solely from the general assets of the Company. Payment shall be made as provided in the last paragraph of Section 4.

(f) Stock and Incentive Plans. Stock, stock options, stock appreciation rights, restricted stock, restricted stock units, and other awards pursuant to Stock and Incentive Compensation Plan held by the Executive become exercisable upon a Change in Control according to the terms of the Company’s Stock and Incentive Plans as interpreted by the Company’s Compensation Committee as such Committee existed immediately prior to the Change in Control.

In computing and determining Severance Benefits under subsections 4(a), (b), (c), (d), (e), and (f) above, a decrease in the Executive’s salary, incentive bonus potential, or insurance benefits shall be disregarded if such decrease occurs within six months before a Change in Control, is in contemplation of such Change in Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change in Control. In such event, the salary, incentive bonus potential, and/or insurance benefits used to determine Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this Section 4.

The Severance Benefits provided in subsections 4(a), (b) and (e) and, as provided in subsection 4(d) above, shall be paid not later than 60 business days following the Executive’s Separation from Service, provided the Executive shall have no right to designate the taxable year of the payment.

5. Tax Gross-Up. If any Severance Benefit or other benefit paid or provided under Section 4, or the acceleration of stock option, stock appreciation right, or restricted stock vesting, or the payment or distribution of any Employee Benefits or similar benefits are subject to excise tax pursuant to Section 4999 of the Code (or any similar federal or state excise tax), the Company shall pay to the Executive such additional compensation as is necessary (after taking into account all federal, state, and local income taxes payable by the Executive as a result of the receipt of such additional compensation) to place the Executive in the same after-tax position he would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred with respect to any of such amounts (the “Tax Gross-Up”). Notwithstanding the foregoing, if reducing the Severance Benefit or other benefit paid to Executive under this Agreement by ten percent (10%) or less would avoid payment of the excise tax pursuant to Section 4999 of the code (or any similar federal or state excise tax) then the Severance Benefit will be reduced by the amount necessary, if any, so that the excise tax is not payable. The Company shall pay such additional compensation at the time when the Company withholds such excise tax from any payments to the Executive. In all events, such additional compensation shall be paid by the end of the Executive’s taxable year following the taxable year in which the taxes are remitted. The calculation of the Tax Gross-Up shall be approved by the Company’s independent certified public accounting firm engaged by the Company immediately prior to the Change in Control and the calculation shall be provided to the Executive in writing. The Executive shall then be given 15 days, or such longer period as the Executive reasonably requests, to accept or reject the calculation of the Tax Gross-Up. If the Executive rejects the Tax Gross-Up calculation and the parties are thereafter unable to agree within an additional 45 days, the arbitration provisions of Section 11 shall control. The Company shall reimburse the Executive for all reasonable legal and accounting fees incurred with respect to the calculation of the Tax Gross-Up and any disputes related thereto. Such reimbursement shall be made immediately upon Executive providing applicable invoices to the Company and in all events, on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

For purposes of determining the amount of the Tax Gross-Up, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Tax Gross-Up is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s residence on the date of termination.

If the excise tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, the Executive shall repay to the Company at the time the reduction in excise tax is finally determined, the portion of the Tax Gross-Up attributable to such reduction. Notwithstanding the Executive’s acceptance or rejection of the Tax Gross-Up calculation, if the excise tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, the Company shall make an additional Tax Gross-Up payment to the Executive in respect of such excess at the time the amount of such excess is finally determined. In all events, such payments shall be paid by the end of the Executive’s taxable year following the taxable year in which the taxes are remitted.

6. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law provided that any stock withheld will only be withheld at the minimum statutory rates.

7. Release of Company and Non-Compete by Executive. As a condition of receiving the payments and benefits set forth in this Agreement, the Executive will be required to execute a Release in the form of an agreement prescribed by the Company and a Non-Compete in the form of Exhibit B attached hereto. The Executive must deliver to Company a fully executed and binding Release and Non-Compete Agreement, the Executive must not revoke the Release and Non-Compete Agreement, and the Release and Non-Compete Agreement must be irrevocable, not later than 60 business days following the Executive’s Separation from Service. Otherwise, the Executive will not be entitled to receive Severance Benefits under this Agreement.

8. Acknowledgement. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment, or to measure the amount of damages which the Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the Severance Benefits by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable and will be liquidated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise, except for a reduction in health insurance coverage as provided in subsection 4(d)(1). The Company shall not be entitled to set off or counterclaim against amounts payable hereunder with respect to any claim, debt, or obligation of the Executive.

9. Enforcement Costs; Interest. The Company is aware that, upon the occurrence of a Change in Control, the Board or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation, arbitration, or other legal action seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation, arbitration, or other legal action nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive under this Agreement. Accordingly, if following a Change in Control it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement, including the proper calculation of the Tax Gross-Up, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institute any litigation or other legal action designed to deny, diminish, or to recover from the Executive, the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel (legal and accounting) of the Executive’s choice at the expense of the Company as provided in this Section 9 to represent the Executive in connection with the calculation of the Tax Gross-Up, or the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder, or other person affiliated with the Company. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and the

Executive agree that a confidential relationship shall exist between the Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by the Executive as provided in this Section shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices. In all events, such amounts shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. In any action involving this Agreement, the Executive shall be entitled to prejudgment interest on any amounts found to be due him from the date such amounts would have been payable to the Executive pursuant to this Agreement at an annual rate of interest equal to the prime commercial rate in effect at Fifth Third Bank or its successor from time to time during the prejudgment period plus 4 percent.

10. Indemnification. From and after the earliest to occur of a Change in Control or termination of employment, the Company shall (a) for a period of five years after such occurrence, provide the Executive (including the Executive’s heirs, executors, and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Company’s expense, and (b) indemnify and hold harmless the Executive, to the fullest extent permitted or authorized by the law of the State of Ohio as it may from time to time be amended, if the Executive is (whether before or after the Change in Control) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, or employee of the Company or any Subsidiary, or is or was serving at the request of the Company or any Subsidiary as a director, trustee, officer, or employee of a bank, Company, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 10 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the charter or bylaws of the Company or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Executive’s official capacity and as to action in another capacity while holding such office, and shall continue as to the Executive after the Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of the Executive.

11. Arbitration. The initial method for resolving any dispute arising out of this Agreement shall be nonbinding arbitration in accordance with this Section. Except as provided otherwise in this Section, arbitration pursuant to this Section shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within 15 days after either party demands arbitration, the Company and the Executive shall each appoint an arbitrator. Within 15 additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within this 15 day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Cincinnati, Ohio, within 90 days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Company. Both the Company and the Executive may be represented by counsel (legal and accounting) and may present testimony and other evidence at the hearing. Within 90 days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall not be binding on the parties, and the parties may pursue other available legal remedies if the parties are not satisfied with the majority decision of the arbitrator. The Executive shall be entitled to seek specific performances of the Executive’s rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

12. Employment Rights. This Agreement sets forth the Severance Benefits payable to the Executive in the event the Executive’s employment with the Company is terminated under certain conditions specified in Section 3. This Agreement is not an employment contract nor shall it confer upon the Executive any right to continue in the employ of the Company or its Subsidiaries and shall not in any way affect the right of the Company or its Subsidiaries to dismiss or otherwise terminate the Executive’s employment at any time with or without Cause.

13. Arrangements Not Exclusive. The specific benefit arrangements referred to in this Agreement are not intended to exclude the Executive from participation in or from other benefits available to executive personnel generally or to preclude the Executive’s right to other compensation or benefits as may be authorized by the Board at any time. The provisions of this Agreement and any payments provided for hereunder shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as the result of the passage of time under any compensation plan, benefit plan, incentive plan, stock option plan, employment agreement, or other contract, plan, or arrangement except as may be specified in such contract, plan, or arrangement. Notwithstanding anything to the contrary in this Section 13, the Severance Benefits provided in Section 4 are in lieu of any benefits to which the Executive would be entitled following the termination of his or her employment pursuant to any Employment Agreement (except as provided in subsection 4(d)(1)) or pursuant to the Company’s Transition Pay Plan or any successor to or replacement of such Plan.

14. Termination. Except for termination of employment described in Section 3, this Agreement shall terminate if the employment of the Executive with the Company shall terminate prior to a Change in Control. For purposes of this Agreement, the Executive’s employment will be considered terminated if the Executive is informed prior to a Change in Control that the Executive’s employment is terminated under the terms of Company’s Transition Pay Plan, and such termination was not in contemplation of a Change in Control. In these circumstances, this Agreement shall terminate on the Executive’s last day of active employment, and the Executive will not be eligible for payments or benefits under this Agreement while receiving or while eligible to receive pay or benefits under the Transition Pay Plan, or at any time thereafter.

15. Successors; Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. The Executive’s rights and benefits under this Agreement may not be assigned, except that if the Executive dies while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Company at the time of the Executive’s death or, if there is no such beneficiary, to the Executive’s estate. The Company will require any successor

(whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company (or of any division or Subsidiary thereof employing the Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms to which the Executive would be entitled hereunder if the Executive terminated employment for Good Reason following a Change in Control, on the first day after the Change in Control. As such, the last paragraph of Section 4 shall be controlling as to the time of payment of the amounts specified therein determined as if the Separation from Service is on the day after the Change in Control.

16. No Vested Interest. Neither the Executive nor the Executive’s beneficiaries shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment of such benefit.

17. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the such addresses as each party may designate from time to time to the other party in writing in the manner provided herein. Unless designated otherwise notices to the Company should be sent to the Company at:

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Attention: Paul L. Reynolds

Until designated otherwise, notices shall be sent to the employee at the address indicated on the Beneficiary Designation and Notice form attached hereto as Exhibit A. If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. Notice sent by certified or registered mail shall be effective two days after deposit by delivery to the U.S. Post Office.

18. Savings Clause. If any payments otherwise payable to the Executive under this Agreement are prohibited or limited by any statute or regulation in effect at the time the payments would otherwise be payable, including, without limitation, any regulation issued by the Treasury Department under the Emergency Economic Stabilization Act of 2008 or the Federal Deposit Insurance Company (the “FDIC”) that limits executive Change in Control or other payments that can be made by Company (any such limiting statute or regulation a “Limiting Rule”), the Executive will be entitled to elect to have apply, and therefore to receive benefits directly under, either (i) this Agreement (as limited by the Limiting Rule) or (ii) any generally applicable Company severance, separation pay, and/or salary continuation plan that may be in effect at the time of the Executive’s termination.

Following any such election, the Executive will be entitled to receive benefits under this Agreement or plan elected only if and to the extent the Agreement or plan is applicable and subject to its specific terms.

19. Amendment; Waiver. The Company may amend, without the approval of the Executive, any provision of this Agreement to the extent necessary to comply with Section 409A of the Code (or to avoid the application of Section 409A of the Code) so as to avoid any penalty or excise tax from being levied on the Executive; provided, however, that the Company may not decrease the amount of any benefit the Executive is entitled to receive under this Agreement without the Executive’s consent. Regarding any other amendment, the Company may not amend or modify this Agreement, and no provision may be waived, unless such amendment, modification, or waiver is agreed to in writing and signed by the Executive and the Company.

20. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

21. Prior Executive Agreements. Upon the effective date of this Agreement, this Agreement supersedes any and all prior Executive Agreements between the Company (or any predecessor of the Company) and the Executive and no payments or benefits of any kind shall be made under, on account of, or by reference to the prior Executive Agreements.

22. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

23. Governing Law. Except as otherwise provided, this Agreement shall be governed by the laws of the State of Ohio, without giving effect to any conflict of law provisions.

24. Section 409A Compliance. It is the parties’ intention that the various applicable provisions of this Agreement either are exempt from Section 409A of the Code or satisfy the requirements of Section 409A of the Code. The parties agree that this Agreement shall be interpreted accordingly.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year written above.

COMPANY:	EXECUTIVE

FIFTH THIRD BANCORP

By:

Its:
Date:	Date

EXHIBIT A

Beneficiary Designation and Notice Form

Beneficiary Designation

In the event of my death, I direct that any amounts due me under the Agreement to which this Beneficiary Designation is attached shall be distributed to the person designated below. If no beneficiary shall be living to receive such assets they shall be paid to the administrator or executor of my estate.

Notice

Until notified otherwise, pursuant to Section 17 of the Agreement, notices should be sent to me at the following address

Street Address

City, State and Zip Code

Executive

Date

Beneficiary

Relationship to Executive

EXHIBIT B

NON-COMPETITION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

THE EXECUTION OF THIS AGREEMENT between FIFTH THIRD BANCORP, an Ohio Corporation, and its Subsidiaries, and Successors (individually and collectively, the “Company”) and                                      (the “Executive”), is a condition of receiving the payments and benefits set forth in the Executive Agreement signed by both parties.

In consideration of the mutual covenants contained herein, the sufficiency of which are hereby acknowledged, Executive and Company, its predecessors, officers and directors agree as follows:

A. Your employment will end as of                     . If you comply with the terms and conditions of the Executive Agreement and this Agreement, you will receive the payments and benefits set forth in the Executive Agreement.

B. In exchange for the above referenced payments and benefits and to preserve the interests of the Company in its clients and customers, Executive agrees that for a period of one year after the termination of Executive’s employment, Executive will not:

1.	Enter into an ownership, consulting or employment arrangement with, or render services for, any individual or entity rendering services or handling products competitive with the Company in any geographic region or territory in which Executive worked or had responsibility during the twenty-four (24) month period preceding departure from the Company;

2.	Directly or indirectly solicit, divert, entice or take away any customers, business or prospective business with whom Executive had contact, involvement or responsibility during Executive’s employment with the Company, or attempt to do so for the sale of any product or service that competes with a product or service offered by the Company;

3.	Directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by Company with whom Executive had contact, involvement or responsibility during Executive’s employment with Company, or attempt to do so for the sale of any product or service that competes with a product or service offered by the Company;

4.	Accept or provide assistance in the accepting of (including, but not limited to, providing any service, information or assistance or other facilitation or other involvement) business or orders from customers or any potential customers of the Company with whom Executive has had contact, involvement, or responsibility on behalf of any third party or otherwise for Executive’s own benefit;

5.	Directly or indirectly solicit, induce, confer or discuss with any employee of the Company or attempt to solicit, induce, confer or discuss with any employee of Company the prospect of leaving the employ of Company or the subject of employment by some other person or organization;

6.	Directly or indirectly hire or attempt to hire any employee of Company;

7.	Nothing contained in this Section shall preclude Executive from accepting employment with or creating a company, firm or business that competes with Company so long as Executive’s activities do not violate any of the terms of this Agreement;

8.	The restrictive covenants contained in this section shall supersede any previous obligations imposed upon Executive by agreements entered into between Executive and the Company as they relate to post-employment solicitation of customers and/or employees. However, any prior obligations prohibiting the use, possession, and dissemination of confidential, proprietary and/or trade secret protected information shall remain in full force and effect.

C. As additional consideration, Executive, on Executive’s behalf and on behalf of Executive’s heirs, executors, successors, and assigns hereby release the Company, as well as all of their officers, directors, executives, managers and employees, from any and all debts, claims, demands, rights, actions, causes of action, suits or damages, whatsoever and of every kind of nature, whether known or unknown (collectively the “Claims”), against the Company and the others released herein, which relate to or arose from Executive’s employment with or separation from the Company as contemplated herein except to the extent such Claims cannot be released under applicable law. Released claims include, without limitation, any and all claims arising under federal, state or local laws, including, without limitation, claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, any other federal, state or local law prohibiting employment discrimination or otherwise regulating wages, hours or working conditions, and any and all claims under the common law for breach of express or implied contract, violation of the covenant of good faith and fair dealing, violation of public policy, negligence, slander, defamation, invasion of privacy, false light, false imprisonment, trespass, breach of fiduciary duty, intentional interference, intentional or negligent infliction of emotional distress, intrusion, loss of consortium, retaliatory or wrongful termination, punitive damages, and claims that you have or may have which may have arisen up to and including the date of this Agreement. Executive acknowledges and agrees that as a matter of public policy, Executive cannot waive any rights to file claims with the Equal Employment Opportunity Commission and/or any similar state agency, however, in the event such claim(s) is/are filed, Executive hereby expressly waives the right to receive any monetary damages as a result of such action(s) and expressly waives the right to receive any monetary damages in connection with such proceedings.

D. Executive and Company agree that any action to enforce this Agreement may be brought in a state or federal court located in Hamilton County, Ohio. Executive and Company hereby agree that such courts shall have jurisdiction and venue with respect to any such action.

E. Executive also agrees to fully cooperate with the Company and its customers during this transition. If Executive fails to cooperate to Company’s satisfaction as determined by the Company, Executive will be deemed to have voluntarily resigned, and the waiver and releases in favor of the Company in this Agreement shall remain in full force and effect.

F. Executive will not make any disparaging remarks concerning Company or any of its employees to anyone.

G. Executive agrees that apart from discussions with personal counsel and immediate family, whom Executive will ask not to divulge the terms of this Agreement, Executive will not disclose, publicize or discuss either the terms of this Agreement or termination from the Company with anyone within or outside of Company unless required by subpoena or any other legal compulsion, and will give immediate notice to Company of the receipt of any subpoena or other legal document which might call upon you to disclose either any of the contents of this Agreement or your employment with and termination from Company.

H. Executive represents and warrants that Executive has returned to the Company the original and any copies of all keys, identification cards, charge cards, equipment, papers, reports, memoranda or other items of Company property. You acknowledge that the Company has returned to you all items of your personal property.

I. Executive recognizes and agrees that nothing in this Agreement constitutes an admission of liability or wrongdoing by Executive or by the Company or any of the others released herein.

J. This Agreement will be governed by Ohio law.

K. In October 1990, the Older Workers Benefit Protection Act (“Act”) was enacted. The Act provides, among other things, that notice be given to you in writing and in a manner calculated to be understood by the average individual affected by this termination. As provided in the Act, you have a right to consider this Agreement for a period of forty-five days. If you choose to accept it, you must sign it and return it to your Human Resource Manager on or before                         . You will then have seven days after such acceptance to change your mind and revoke the Agreement. If you accept the Agreement and do not revoke it, payment will be made to you as provided in the Agreement. If you decide not to accept the Agreement or accept the Agreement but revoke acceptance within seven days, nothing will be paid to you under the Agreement and your employment will end on                 . You are advised to consult with an attorney before acting on this Agreement.

Signed this              day of                     ,         .

Accepted and agreed to:	Witnessed and accepted:

EXECUTIVE	FIFTH THIRD BANCORP

BY:

DATE: